Exhibit 10.1

CenterPoint Energy, Inc.

Summary of Certain Compensation Arrangements

Payable to the Executive Chairman of the Board

The following is a summary of certain compensation arrangements payable to Milton Carroll, the Executive Chairman of the Board of Directors (the “Board”) of CenterPoint Energy, Inc. (the “Company”), effective as of June 1, 2013.

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An annual salary of $450,000 commencing June 1, 2013 and continuing thereafter until the earlier of May 31, 2016 or the termination of Mr. Carroll’s service as Executive Chairman of the Board and payable on a monthly or semi-monthly basis.

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An annual award of 30,000 shares of common stock to be made during the period commencing on June 1, 2013 and continuing until the earlier of May 31, 2016 or the termination of Mr. Carroll’s service as Executive Chairman of the Board, with each such award payable on June 1, 2013, June 1, 2014 and June 1, 2015, respectively.